EXHIBIT 23B

                      Consent of Deloitte & Touche LLP

     We consent to incorporation by reference in this Registration Statement of Mentor Graphics Corporation on Form S-3 of our report dated April 28, 1995, relating to the consolidated financial statements of Microtec Research, Inc. and subsidiaries as of March 31, 1995 and 1994, and for each of the three years in the period ended March 31, 1995, contained on pages F-29 through F-42 in Amendment No. 3 to Registration Statement No. 33-63733 of Mentor Graphics Corporation on Form S-4 under the Securities Act of 1933, which report is incorporated by reference into the Current Report on Form 8-K dated January 31, 1996 of Mentor Graphics Corporation. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP


San Jose, California
September 5, 1996